Exhibit 3.1

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

OF
SERIES FE PREFERRED STOCK

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Banzai International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), in accordance with Section 151 of the DGCL, does hereby certify that:

1. The name of the corporation is Banzai International, Inc. (the “Corporation”).

2. The Second Amended and Restated Certificate of Incorporation of the Corporation (as it may be amended or restated further from time to time, the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on December 20, 2023.

3. Pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation, and pursuant to the provisions of Sections 103 and 151(g) of the DGCL, said Board of Directors, on December 7, 2024, adopted a resolution establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation’s Series FE Preferred Stock pursuant to a certain Agreement and Plan of Merger, dated December 10, 2024 (the “Merger Agreement”), by and among the Corporation, Banzai Reel Acquisition, Inc., a Delaware corporation, ClearDoc, Inc., a Delaware corporation doing business as OpenReel (“OpenReel”), and certain stockholders of OpenReel, which resolution is as follows:

RESOLVED, that, pursuant to authority given by Article IV of the Certificate of Incorporation (which authorizes 75,000,000 shares of preferred stock, par value $0.0001 per share), a new series of preferred stock in the Corporation, having the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below be, and it hereby is, authorized by the Board of Directors of the Corporation as follows:

Section 1. Number of Shares and Designation. This series of Preferred Stock shall be designated as Series FE Preferred Stock, par value $0.0001 per share (the “Series FE Preferred Stock”), and the number of shares that shall constitute such series shall be one (1).

Section 2. Definitions. For purposes of the Series FE Preferred Stock and as used in this Certificate, the following terms shall have the meanings indicated:

“Affiliate” shall mean with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Approved Stock Plan” shall mean any security-based compensation plan which has been approved by the Board of Directors of the Corporation, pursuant to which Common Stock, options to purchase Common Stock and other incentive equity awards may be issued to any employee, officer, consultant or director for services provided to the Corporation in their capacity as such, and not for the purpose of raising capital.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Certificate” shall mean this Certificate of Designation of Rights and Preferences of the Series FE Preferred Stock.

“Change of Control” shall mean (i) a sale of all or substantially all of the assets of the Corporation to any Person who is not an Affiliate of the Corporation (an “Independent Third Party”); (ii) a sale resulting in more than (x) 50% of the Class A Common Stock or (y) 50% of the Class B Common Stock being held by an Independent Third Party; or (iii) any reorganization, merger or consolidation in which the Corporation is not the surviving entity, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation; provided that, a Change of Control excludes the Proposed Transactions.

“Class A Common Stock” shall mean the class A common stock, par value $0.0001 per share, of the Corporation.

“Class B Common Stock” shall mean the class B common stock, par value $0.0001 per share, of the Corporation.

“Common Stock” shall mean the Class A Common Stock and Class B Common Stock.

“Contract” shall mean any legally binding contract, agreement, license, subcontract, lease, sublease, franchise, or other legally binding commitment.

“Convertible Security” shall mean any convertible note, option, warrant (including, but not limited to, the Pre-Funded Warrants (as defined in the Merger Agreement)), or other right to acquire Equity Securities of the Corporation, in each case that was outstanding on the date of the Merger Agreement (other than standard options to purchase Common Stock that were issued pursuant to an Approved Stock Plan).

“Equity Securities” shall mean with respect to any Person, (i) any shares of capital or capital stock, registered capital, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person (including debt securities) convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Exempt Issuance” shall mean the issuance of (A) shares of Common Stock upon the conversion, exchange or exercise of any Convertible Security; provided that none of the terms or conditions of any such Convertible Securities are otherwise materially changed in any manner that adversely affects the rights of the Series FE Preferred Stock; (B) Equity Securities pursuant to an Approved Stock Plan or issued to employees, contractors, consultants, directors, or officers as compensation or consideration in the ordinary course of business, including any issuance of options (and the underlying shares of the Corporation’s Common Stock upon the exercise of such options); provided that none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects the rights of the Series FE Preferred Stock; (C) Equity Securities pursuant to any definitive agreement entered into within 60 calendar days following the Issue Date, pursuant to any letter of intent that the Corporation has executed prior to the Issue Date for any proposed merger, acquisition, or strategic transaction (“Proposed Transactions”); (D) Equity Securities in “at-the-market” transactions conducted pursuant to an effective registration statement on Form S-3; or (E) Equity Securities that represent less than 1% of the sum of (i) the Corporation’s issued and outstanding shares of Class A Common Stock immediately before such issuance, and (ii) the total number of shares of Class A Common Stock underlying the outstanding Pre-Funded Warrants immediately before such issuance.

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“Group Company” shall mean each of the Corporation and its Subsidiaries.

“Governmental Authority” shall mean any federal, state, provincial, municipal, local, or foreign government, governmental authority, legislative, judicial, regulatory, or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal, and the governing body of any securities exchange or other self-regulating organization.

“Holder” means the holder of this Series FE Preferred Stock.

“Intellectual Property” shall mean all intellectual property, industrial property and proprietary rights anywhere in the world, including: (i) patents, patent applications, patent disclosures, invention disclosures, industrial designs, utility models, design patents and inventions (whether or not patentable), (ii) trademarks, service marks, trade names, trade dress, corporate names, logos, and other indicia of source or origin, and all registrations, applications and renewals in connection therewith, together with all goodwill associated therewith, (iii) copyrights, works of authorship, moral rights, and all registrations and applications in connection therewith, (iv) internet domain names and social media accounts, (v) trade secrets, know-how and confidential information, and (vi) Software.

“Issue Date” shall mean December 18, 2024, the original date of issuance of Series FE Preferred Stock.

“Lien” shall mean any mortgage, charge, deed of trust, pledge, license, covenant not to sue, option, right of first refusal, offer or negotiation, hypothecation, encumbrance, easement, security interests, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws (as defined in the Merger Agreement)).

“New Securities” shall mean any Equity Securities of the Corporation, rights to acquire Equity Securities of the Corporation or debt convertible into Equity Securities of the Corporation.

“Organizational Documents” shall mean, with respect to the Corporation and its Subsidiaries, as applicable, the articles or certificate of incorporation, registration or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, stockholders agreement and other similar organizational documents.

“Permitted Liens” shall mean (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions (as defined in the Merger Agreement) or that may thereafter be paid without penalty to the extent appropriate reserves have been established in accordance with the applicable accounting standards, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) Liens for Taxes (as defined in the Merger Agreement) not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with the applicable accounting standards, (iv) leases, subleases and similar agreements with respect to the Leased ListCo Real Property (as defined in the Merger Agreement), (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be discovered by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (vi) Liens (except with respect to Intellectual Property) that are not material to the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses of Intellectual Property granted to customers of the Company and its Subsidiaries and entered into in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the Corporation’s audited financial statements for the period ended December 31, 2023 (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to such financial statements), (ix) Liens securing any indebtedness of the Company or its Subsidiaries (including pursuant to existing credit facilities), (x) Liens arising under applicable Securities Laws, and (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity.

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“Person” shall mean any individual, firm, partnership, limited liability company, corporation, or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Pre-Funded Warrants” shall mean the pre-funded warrants to purchase shares of Class A Common Stock issued by the Corporation pursuant to the Merger Agreement.

“Qualifying Equity Market Capitalization” shall mean that for a consecutive period of ten (10) Trading Days the Corporation has a total equity market capitalization of at least $100 million for each Trading Day, determined by multiplying the closing sale price per share of Class A Common Stock on the Nasdaq (or such other securities exchange on which the Corporation’s securities are then listed for trading) on such Trading Day (as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar) by the sum of (i) the total number of shares of Common Stock issued and outstanding on such Trading Day and (ii) the total number of shares of Class A Common Stock issuable upon exercise of the Pre-Funded Warrants.

“Related Party Agreement” shall mean any agreement, arrangement, or understanding between (A) the Corporation or any of its Subsidiaries, and (B) any (i) member, stockholder or equity interest holder of 10% or more of the share capital of the Corporation or any of its Subsidiaries, (ii) Affiliate of any member, stockholder or equity interest holder of 10% or more of the share capital of the Corporation or any of its Subsidiaries, or (iii) director, officer, or employee of the Corporation or any of its Subsidiaries, provided that, for purpose of this Preferred Stock, the Related Party Agreement shall exclude (a) any agreement, arrangement, or understanding in connection with any equity compensation to the director, officer, or employee of the Corporation of any of its Subsidiary, and (b) any agreement, arrangement, or understanding between the Corporation or any of its Subsidiaries and (x) Alco Investment Company, or (y) Columbia Pacific Advisors.

“Subsidiary” shall mean, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member, including those controlled through a variable-interest-entity structure or other similar contractual arrangement, and those whose assets and financial results are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with applicable accounting principles.

“Trading Day” means any day on which the Class A Common Stock is traded on the Nasdaq Stock Market LLC (“Nasdaq”), or, if Nasdaq is not the principal trading market for the Class A Common Stock, then on the principal securities exchange or securities market on which the Class A Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Class A Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Class A Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

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Section 3. Dividends. The Holder of Series FE Preferred Stock shall not be entitled to receive any dividends.

Section 4. Conversion. The Series FE Preferred Stock is not convertible into any other class of Equity Securities of the Corporation.

Section 5. Voting Rights. Except with respect to an amendment, alteration or repeal of any provisions of the Certificate of Incorporation or this Certificate that materially and adversely affects the rights, preferences or voting power of the Series FE Preferred Stock or as otherwise required by this Certificate or the DGCL that the Series FE Preferred Stock vote separately as a class, the Series FE Preferred Stock shall have no voting rights with the Common Stock or other equity securities of the Corporation.

Section 6. Redemption. The Series FE Preferred Stock is not redeemable.

Section 7. Protective Provisions.

(a)	Except (x) as expressly required by the Merger Agreement or any other Ancillary Document (as defined in the Merger Agreement), (y) as consented to by the Holder in writing (which consent shall not be unreasonably withheld, delayed or qualified), or (z) as required by applicable Law (as defined in the Merger Agreement), the Corporation shall not, and shall cause its Subsidiaries not to:

i.	amend, modify, waive, terminate or otherwise change its Organizational Documents in any manner that adversely affects the rights of the Series FE Preferred Stock;

ii.	(A) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise in respect of any outstanding Equity Securities; (B) issue, sell, grant, or offer to issue, sell, grant any Equity Securities, except as otherwise provided herein; or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities;

iii.	(A) fail to maintain its existence or, except as otherwise provided herein, (B) (i) merge, consolidate, combine or amalgamate with any Person, or (ii) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof or (C) effect or commence any liquidation, dissolution, scheme of arrangement, restructuring, recapitalization, reorganization, public offering or similar transaction;

iv.	sell, assign, transfer, convey, lease, license, grant other rights under, abandon, allow to lapse or expire, fail to maintain, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property) in each case in an amount exceeding US $3,000,000, and other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition or divestiture of inventory, tangible assets or equipment deemed by the Corporation in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of licenses of Intellectual Property in the ordinary course of business, (iv) as already contracted as of the date of the Merger Agreement by any Group Company, (v) disclosure of any confidential information of any Group Company to any Person pursuant to valid and enforceable agreements to protect confidentiality, or (vi) transactions between or among Group Companies;

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v.	enter into, renew, amend, modify, waive, terminate, change or become party to any Related Party Agreement;

vi.	incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) or modify the terms of any Indebtedness with an amount exceeding US $3,000,000, other than (x) ordinary course trade payables, (y) Indebtedness between the Corporation and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (z) Indebtedness in connection with borrowings, extensions of credit and other financial accommodations under the Corporation’s and its Subsidiaries’ credit facilities, notes and other Indebtedness, in each case existing as of the date of the Merger Agreement, and, in each case of (x)-(z), any refinancings thereof;

vii.	enter into, consummate, experience or otherwise undergo a Change of Control;

viii.	enter into any Contract, to do any action prohibited under this Section 7(a).

(b)	Notwithstanding the foregoing, this Section 7 shall not apply in respect of an Exempt Issuance.

(c)	The prohibitions set forth in Section 7(a) will remain in effect until the earlier of (i) twenty-four (24) months following the Issue Date, and (ii) the date on which the Corporation attains a Qualifying Equity Market Capitalization (the “Market Capitalization Event”).

Section 8. Preemptive Rights.

(a)	From the Issue Date until the second (2nd) anniversary of the Issue Date, upon any issuance by the Corporation of New Securities (a “Subsequent Financing”), Holder (or an Affiliate of Holder) shall have the right to participate in up to an amount of the Subsequent Financing equal to the percentage of Holder’s fully diluted ownership of the Corporation (including, for the avoidance of doubt, any shares of Class A Common Stock issuable upon exercise of Holder’s Pre-Funded Warrants) as of the date of Pre-Notice of the Subsequent Financing (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing.

(b)	At least ten (10) Trading Days prior to the closing of the Subsequent Financing, the Corporation shall deliver to Holder a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask Holder if Holder wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of Holder, and only upon a request by Holder for a Subsequent Financing Notice, the Corporation shall promptly, but no later than one (1) Trading Day after such request, deliver a Subsequent Financing Notice to Holder. Notwithstanding anything herein to the contrary, in the event that the Subsequent Financing is an “overnight” registered offering (“RDO”), there shall be no Pre-Notice required to be delivered to Holder; provided that the Subsequent Financing Notice is delivered between the time period of 4:00 pm (New York City time) and 6:00 pm (New York City time) on the Trading Day immediately prior to the Trading Day of the expected announcement of the Subsequent Financing (or, if the Trading Day of the expected announcement of the Subsequent Financing is the first Trading Day following a holiday or a weekend (including a holiday weekend), between the time period of 4:00 pm (New York City time) on the Trading Day immediately prior to such holiday or weekend and 2:00 pm (New York City time) on the day immediately prior to the Trading Day of the expected announcement of the Subsequent Financing). The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

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(c)	Holder must provide written notice to the Corporation by not later than 5:30 p.m. (New York City time) on the tenth (10th) Trading Day after Holder has received the Pre-Notice that Holder is willing to participate in the Subsequent Financing and the amount of Holder’s participation. Notwithstanding anything herein to the contrary, in the event of an RDO, Holder must provide written notice to the Corporation by 6:30 am (New York City time) on the Trading Day following the date on which the Subsequent Financing Notice is delivered to Holder (the “Notice Termination Time”) that Holder is willing to participate in the Subsequent Financing and the amount of Holder’s participation; provided, further, that Holder agrees to provide or withhold its consent with respect to such RDO in accordance with Section 7 within six (6) hours of receiving a Subsequent Financing Notice from the Corporation. If the Corporation receives no such notice from Holder as of such tenth (10th) Trading Day or Notice Termination Time, as the case may be, Holder shall be deemed to have notified the Corporation that it does not elect to participate.

(d)	If by 5:30 p.m. (New York City time) on the tenth (10th) Trading Day after Holder has received the Pre-Notice, notification by Holder of Holder’s willingness to participate in the Subsequent Financing (or to cause its designees to participate) is, in the aggregate, less than the total amount of the Participation Maximum, then the Corporation may effect the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice. Notwithstanding anything hereinto to the contrary, in the event of an RDO, if, by the Notice Termination Time, notification by Holder of its willingness to participate in the Subsequent Financing (or to cause its designees to participate) is, in the aggregate, less than the total amount of the Participation Maximum, then the Corporation may effect the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice.

(e)	The Corporation must provide Holder with Subsequent Financing Notices, and Holder will again have the right of participation set forth above in this Section 8, if such Subsequent Financings subject to any prior Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within thirty (30) Trading Days after the date of any prior Subsequent Financing Notice; provided that, in the event of an RDO, such period shall be two (2) Trading Days.

(f)	The Corporation and Holder agree that if Holder elects to participate in the Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision that, directly or indirectly, will, or is intended to, exclude Holder from participating in a Subsequent Financing, including, but not limited to, provisions whereby Holder shall be required to agree to any restrictions on trading as to any of the New Securities purchased thereunder, or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Certificate, without the prior written consent of Holder.

(g)	Notwithstanding anything to the contrary in this Section 8 and unless otherwise agreed to by Holder, the Corporation shall either confirm in writing to Holder that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to issue the securities in the Subsequent Financing, in either case in such a manner such that Holder will not be in possession of any material, non-public information, by the tenth (10th) Business Day following delivery of the Subsequent Financing Notice. If by such tenth (10th) Business Day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by Holder, such transaction shall be deemed to have been abandoned and Holder shall not be deemed to be in possession of any material, non-public information with respect to the Corporation or any of its Subsidiaries; provided, however, in the case of an RDO, the Corporation shall be required to comply with the aforementioned obligations on or before 9:30 am (New York City time) on the second (2nd) Trading Day following date of delivery of the Subsequent Financing Notice. If by 9:30 am (New York City time) on such second (2nd) Trading Day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by Holder, such transaction shall be deemed to have been abandoned and Holder shall not be deemed to be in possession of any material, non-public information with respect to the Corporation or any of its Subsidiaries.

(h)	Notwithstanding the foregoing, this Section 8 shall not apply in respect of an Exempt Issuance.

Section 9. Form of Security. The Series FE Preferred Stock shall be issued as a book-entry security directly registered in the Holder’s name on the Corporation’s books and records or, if requested by any Holder of the Series FE Preferred Stock, such Holder’s shares may be issued in certificated form.

Section 10. Amendment. This Certificate or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of a majority of the outstanding Series FE Preferred Stock, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation.

Section 11. Cancellation of Series FE Preferred Stock. The issued and outstanding share of Series FE Preferred Stock will automatically be cancelled on the two (2)-year anniversary of the Issue Date (and shall return to the status of authorized, but unissued preferred stock of the Corporation.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed and acknowledged by the undersigned officer of the Corporation as of this 18th day of December, 2024.

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph Davy
Name:	Joseph Davy
Title:	CEO

Signature Page to Series FE Certificate of Designation of Banzai International, Inc.